EXHIBIT 10.13

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT ("Amendment"), dated as of April 30, 2010, amends and supplements that certain Loan and Security Agreement dated as of January 2, 2008, as amended to date, between JEFFERSON ELECTRIC, INC., a Delaware corporation (formerly a Wisconsin corporation) ("Borrower"), and JOHNSON BANK ("Bank").

RECITALS

A.           Borrower and Bank are parties to that certain Loan and Security Agreement dated January 2, 2008, as amended by an Amendment to Loan and Security Agreement dated January 29, 2008, a Second Amendment to Loan and Security Agreement dated May 2, 2008, a Third Amendment to Loan and Security Agreement dated December 3, 2008 and a First Amended and Restated Forbearance Agreement and Fourth Amendment to Loan Agreement, as amended to date (as so amended, the "Fourth Amendment").  Such Loan and Security Agreement, as so amended is referred to herein as the "Loan Agreement."

B.           Concurrent with the Amendment (or immediately prior hereto), (i) Borrower converted from a Wisconsin corporation to a Delaware corporation and (ii) Borrower merged with JEI Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Pioneer Power Solutions, Inc., a Delaware corporation, with Borrower as the surviving entity.

C.           Borrower and Bank desire to amend and supplement the Loan Agreement as provided below.

AGREEMENTS

In consideration of the promises and agreements set forth in the Loan Agreement, as amended hereby, the parties agree as follows:

1.           Definitions and References.  Capitalized terms not otherwise defined herein have the meanings assigned in the Loan Agreement.  All references to the Loan Agreement contained in the Loan Documents shall, upon fulfillment of the conditions specified in Section 3 below, mean the Loan Agreement as amended by this Amendment.

2.           Amendments to Loan Agreement.  The Loan Agreement is amended as follows:

(a)           The following defined terms are added to Article I of the Loan Agreement to appear in proper alphabetical order therein:

"Fifth Amendment" means the Fifth Amendment to this Loan Agreement dated as of April 30, 2010 between Borrower and Bank.

"Fourth Amendment" has the meaning assigned to such term in the Fifth Amendment.

"JEM Holdings" means Jefferson Electric Mexico Holdings, LLC, a Wisconsin limited liability company.

"Merger Agreement" means that certain Agreement and Plan of Merger dated as of the date of the Fifth Amendment among Borrower, Guarantor, PPSI and JEI Acquisition Corp., a Delaware corporation.

"Nexus Mexico" means Nexus Magneticos de México, S. de R.L. de C.V., a company duly organized and operating under the laws of Mexico.

"Nexus Texas" means Nexus Custom Magnetics, L.L.C., a Texas limited liability company.

"PPSI" means Pioneer Power Solutions, Inc., a Delaware corporation.

"PPSI Advance" means the $3,000,000 advance made by PPSI to Borrower on the date of the Fifth Amendment.

"Reference Rate" means the rate of interest announced by Bank from time to time as its reference rate for interest rate determinations.  The Reference Rate may or may not be the lowest interest rate charged by Bank for loans to its customers.

(b)           The defined term "Additional Advance Amount" in Article I of the Loan Agreement is deleted in its entirety.

(c)           The defined term "Company Guarantor" in Article I of the Loan Agreement is deleted in its entirety.  References to Company Guarantor in the Loan Agreement shall be deemed to refer to Nexus Mexico.

(d)           The defined term "Forbearance Event of Default" in Article I of the Loan Agreement is deleted in its entirety.

(e)           The defined term "Guarantors" in Article I of the Loan Agreement is amended in its entirety to read as follows:

"Guarantor" means Thomas Klink.

(f)            The defined term "Recapitalization Funds" in Article I of the Loan Agreement is deleted in its entirety.

(g)           The defined term "Release Date" in Article I of the Loan Agreement is deleted in its entirety.

(h)           Section 2.1.1 of the Loan Agreement is amended by deleting the date "June 1, 2009" in the last sentence thereof and inserting "October 31, 2011" in its place.  Additionally, Section 2.1.1 of the Loan Agreement is amended by inserting the following sentence at the end thereof:

Borrower and Bank acknowledge that, as of the date immediately prior to the date of the Fifth Amendment, the outstanding principal balance of the Revolving Note was $4,242,516.00.

(i)            Section 2.2 of the Loan Agreement is amended by deleting the date "January 1, 2013" in the last sentence thereof and inserting "October 31, 2011" in its place.  Additionally, Section 2.2 of the Loan Agreement is amended by inserting the following sentence at the end thereof:

Borrower and Bank acknowledge that, as of the date immediately prior to the date of the Fifth Amendment, the outstanding principal balance of the Term Note was $3,455,363.53.

(j)            Section 2.3.1 of the Loan Agreement is amended in its entirety to read as follows:

2.3.1           Interest Rate on the  Revolving Note.  The interest rate hereunder on the Revolving Note shall be equal to the greater of (a) the Reference Rate plus 2.5% per annum and (b) 6.5% per annum, changing as and when the Reference Rate changes.  As of the date of the Fifth Amendment, the Reference Rate is 3.25%.  Bank will advise Borrower of the then-current Reference Rate upon Borrower's request.

(k)           Section 2.6.1 of the Loan Agreement is amended in its entirety to read as follows:

2.6.1           Eighty percent (80%) of Qualified Accounts (after deducting payments on Qualified Accounts which are in the process of collection by the Bank); plus

(l)           Section 2.6.2 of the Loan Agreement is amended in its entirety to read as follows:

2.6.2           Fifty percent (50%) of Qualified Inventory (which shall not include Excluded Mexican Inventory) at cost (determined in accordance with GAAP) or wholesale market value, whichever is lower (Borrower shall value Inventory under revised standard costs as of December 31, 2009, and Inventory values shall be adjusted for costs and revalued once per year thereafter); less

(m)          Section 2.9 of the Loan Agreement is deleted in its entirety.

(n)          Section 4.22 of the Loan Agreement is created to read as follows:

4.22         Affiliated Entities; Nexus Mexico.  Borrower is a wholly-owned subsidiary of PPSI.  Nexus Texas is a wholly-owned subsidiary of Borrower.  Nexus Texas has no operations and the sole asset owned by Nexus Texas is 2999 shares of Nexus Mexico (representing greater than a 99.9% interest in Nexus Mexico).  JEM Holdings is an affiliate of Borrower.  JEM Holdings has no operations and the sole asset owned by JEM Holdings is 1 share of Nexus Mexico (representing less than a 0.1% interest in Nexus Mexico).  Nexus Texas and JEM Holdings may be converted to Delaware entities; provided that Borrower provides Bank prior written notice of any such conversion.

All assets (other than cash permitted by this Agreement to be advanced by Borrower to Nexus Mexico) now or hereafter delivered or otherwise furnished by Borrower to Nexus Mexico shall remain titled in Borrower's name.  Ownership of such assets shall not transfer, be deemed to have transferred or in any way be represented to have transferred from Borrower to Nexus Mexico.  Without the prior written consent of Bank, Borrower shall remain Nexus Mexico's sole customer and the nature of the relationship between Borrower and Nexus Mexico shall not be modified from the present arrangement in any material way.

(o)           Section 4.23 of the Loan Agreement is created to read as follows:

4.23            Merger.  The Merger Agreement and documents related thereto (the "Merger Documents"), as delivered to Bank, have not been modified, amended, supplemented or in any manner changed, and all Merger Documents are true, complete versions of the documents they purport to be.  All terms and conditions set forth in the Merger Documents have been satisfied by the parties thereto in accordance with the terms thereof.  The parties to the Merger Documents have obtained all necessary consents from and effected all filings or registrations with any governmental authority necessary to consummate the terms and conditions of the Merger Documents and the transactions identified therein.  The parties to the Merger Documents have obtained all other consents necessary to consummate the terms and conditions of the Merger Documents and the transactions identified therein.

(p)           The first paragraph of Section 5.1 of the Loan Agreement is amended in its entirety to read as follows:

5.1              Business Records; Reports.  Borrower shall maintain, and shall cause Nexus Mexico to maintain, a reasonable system of business records prepared, in the case of Borrower only, in accordance with GAAP, and shall furnish Bank such reports respecting the business, assets and financial condition of Borrower and Nexus Mexico as Bank may reasonably request, all of which reports shall be certified, in form reasonably satisfactory to Bank, by a principal officer of Borrower or, when requested by Bank, audited by an independent public accountant who is reasonably satisfactory to Bank.  Bank shall have the right at any time during normal business hours to verify, check, inspect and make abstracts and copies of all of Borrower's and Nexus Mexico's books, accounts, records, audits, orders, correspondence, corporate minute books and other legal records and such other papers, computer files, discs, tapes, printouts and other media as Bank may desire.  In addition to the foregoing, Borrower agrees to deliver to Bank:

(q)           Section 5.1.3 of the Loan Agreement is amended in its entirety to read as follows:

5.1.3           Within twenty-five (25) days after the end of each month, based on Qualified Accounts and Qualified Inventory figures as of the end of such month, and at such other times as requested by Bank, a report in the form Exhibit D attached hereto, or as otherwise required by Bank, together with such information relating thereto as Bank may request, including accounts receivable and accounts payable agings and a detailed inventory report, all certified by an authorized signatory of Borrower.

(r)           Section 5.1.6 of the Loan Agreement is amended in its entirety to read as follows:

5.1.6           On or before April 1 of each year, an updated personal financial statement for Guarantor.

(s)           Section 5.1.7 of the Loan Agreement is amended by restating clause (d) therein in its entirety to read as follows:

(d)           Borrower is in compliance with Sections 5.21, 5.22 and 6.3 of this Agreement.

(t)           Section 5.1.8 of the Loan Agreement is created to read as follows:

5.1.8           Annual income returns of Borrower and Guarantor within fifteen (15) days after the date on which such returns are required to be filed, including any extensions received for the filing of the tax returns.

(u)           Section 5.21 of the Loan Agreement is amended in its entirety to read as follows:

5.21           Tangible Net Worth.  Borrower shall achieve, as of the following dates, a Tangible Net Worth not less than the following amounts:

Date	Amount

June 30, 2010 September 30, 2010 December 31, 2010 March 31, 2011 June 30, 2011 September 30, 2011	($4,500,000) ($4,300,000) ($4,000,000) ($3,800,000) ($3,600,000) ($3,400,000)

(v)           Section 5.22 of the Loan Agreement is amended in its entirety to read as follows:

5.22           Debt Service Coverage Ratio.  Borrower shall achieve, as of the last day of each fiscal quarter of Borrower, commencing June 30, 2010, a ratio of (a) Net Cash Flow to (b) the sum of required principal payments plus interest expense (not including accrued but unpaid interest expense on subordinated indebtedness owing to PPSI), all calculated for the four fiscal quarter period ending on the date of determination, of at least 1.0 to 1.0; provided that, (i) the June 30, 2010 determination shall be calculated for the one fiscal quarter period ending on that date, (ii) the September 30, 2010 determination shall be calculated for the two fiscal quarter period ending on that date and (iii) the December 31, 2010 determination shall be calculated for the three fiscal quarter period ending on that date.  In all circumstances, the financial results for the one month period ended April 30, 2010 shall be excluded.

(w)           Section 5.25 of the Loan Agreement is created to read as follows:

5.25           Guarantor.  Borrower shall retain Guarantor as President of Borrower, pursuant to the terms of the Employment Agreement entered into concurrently with the Merger Agreement, and Guarantor shall continue to be responsible for overseeing the management of Borrower.

(x)           Section 6.1 of the Loan Agreement is amended by deleting the period at the end of subsection 6.1.4 and inserting ": and" in its place and by inserting the following subsection at the end thereof:

6.1.5           Indebtedness owing to PPSI, provided that any such Indebtedness shall be contractually subordinated to Bank in a manner satisfactory to Bank.  Bank acknowledges that PPSI is not obligated to make advances whatsoever to Borrower other than the PPSI Advance.

(y)           Section 6.7 of the Loan Agreement is amended by inserting the following sentence at the end thereof:

Additionally and notwithstanding the foregoing or Section 6.10, Borrower may make dividends, distributions, advances or other transfers of assets to PPSI (in addition to the foregoing tax distributions) in an amount not to exceed $500,000 per fiscal year to reimburse PPSI for direct expenses actually incurred by PPSI on Borrower's behalf, provided, however, that (i) such amounts must represent a reasonable allocation of expenses by PPSI and (ii) PPSI shall promptly furnish reasonable evidence of such expenses and allocation upon request of Bank.

(z)           Section 6.20 of the Loan Agreement is created to read as follows:

6.20           Mexican Inventory.  Borrower shall at all times limit the amount of inventory located in Mexico to the amount reasonably necessary for the operation of Borrower’s business.  Without limitation of the foregoing, Borrower shall not at any time transfer any inventory to Mexico if Borrower is not in compliance with Section 2.6 hereof or if such transfer will cause Borrower to be out of compliance with Section 2.6 hereof.

(aa)          Section 6.21 of the Loan Agreement is created to read as follows:

6.21           Merger Documents.  Consent to any change, modification or amendment to any Merger Document which constitutes a waiver or is otherwise in any way materially adverse to Bank without the consent of Bank, which consent will not be unreasonably withheld.

(bb)         Section 7.1.9 of the Loan Agreement is amended in its entirety to read as follows:

7.1.9           Ownership and Related Matters.  Any representation in Section 4.22 is false in any material respect.

(cc)          The financial statements required under Section 5.1.1 shall be prepared on a consolidated and consolidating basis for only Borrower and Nexus Mexico.  The other financial statements and deliveries shall not be required to be prepared on a consolidated and consolidating basis for Borrower and Nexus Mexico.  Unless expressly stated to the contrary, Nexus Mexico shall not be included in calculations pursuant to the Loan Agreement.

(dd)         Borrower shall cause Nexus Mexico to comply with the covenants contained in Sections 5.10, 5.12, 5.18, 6.1, 6.2, 6.4, 6.5, 6.6, 6.7 (other than distributions to Borrower which shall not be restricted), 6.9, 6.10, 6.12, 6.13, 6.15, 6.16, 6.17 and 6.18 of the Loan Agreement (but not other covenants of the Loan Agreement) as if it was also "Borrower" thereunder, except that (i) Bank consents to Borrower having the organizational structure and affiliates referenced in Section 4.22 of the Loan Agreement, (ii) Bank consents to transfers of cash, goods and other property to Borrower and (iii) Bank consents to the transfer by Borrower of (A) Inventory that may be transferred to Nexus Mexico in the ordinary course of business for full and adequate consideration and (B) transfers of cash to Nexus Mexico for its normal operating expenses in an aggregate amount for all such transfers of cash not to exceed $3,000,000 in any fiscal year of Borrower and provided that no such transfer may be made if an Event of Default exists or would be created by such transfer.

(ee)          Schedule 4.3 attached hereto shall be deemed an exhibit to the Loan Agreement and shall replace its predecessor thereto.

(ff)           Exhibit D attached hereto shall be deemed an exhibit to the Loan Agreement.

(gg)         Sections 5, 6 (other than Section 6(e)), 7 and 10 (the mortgage referenced therein has been released) of the Fourth Amendment are deleted in their entirety.  Additionally, the Fourth Amendment shall be renamed "Fourth Amendment to Loan Agreement" and the phrase "Forbearance Agreement" in the Fourth Amendment or in the other Loan Documents shall be deleted and shall be deemed to refer to such "Fourth Amendment to Loan Agreement."

(hh)         Bank consents to the transactions contemplated by the Merger Agreement.

3.           Closing Conditions.  This Amendment shall become effective upon the execution and delivery by Borrower and Bank of this Amendment and receipt by Bank of:

(a)           payment of (i) the Facility Fee of $25,000 referenced in Section 6(e) of the Fourth Amendment, (ii) the Undercharged Interest Amount (as defined in that letter agreement between Bank and Borrower dated January 4, 2010) of $36,944.44 and (iii) all out-of-pocket costs and expenses related to Borrower paid or incurred by Bank through the date hereof, including the fees and expenses of Bank's counsel;

(b)           full, complete and accurate copies of all Merger Documents, together with all consents required to consummate the transactions identified in the Merger Documents and confirmation that the parties to the Merger Documents shall have comported with all requirements of law, including those of any applicable state department of revenue, labor or other taxing authority;

(c)           evidence that the transactions contemplated by the Merger Agreement have occurred, including the PPSI Advance, repayment of $700,000 of the outstanding principal of the Revolving Note and repayment of the Term Note in an amount equal to $200,000;

(d)           an assignment and assumption of pledge, duly executed by JE Mexican Holdings, Inc., a Delaware corporation ("JEMHI"), related the equity interests in JEM Holdings;

(e)            a subordination agreement, duly executed by PPSI;

(f)            an amendment to guaranty, duly executed by Guarantor;

(g)            a collateral pledge of Guarantor's equity interests in PPSI, including warrants, together with the original stock certificate, warrant and blank stock powers and assignments, as applicable, duly executed by Guarantor;

(h)            all financing statements or amendments to existing financing statements and other instruments required to perfect or continue perfection of the liens granted to Bank securing the Obligations;

(i)           searches of the appropriate public offices demonstrating that no lien is of record affecting Borrower, Merger Sub, JEMHI, Guarantor or their respective properties (limited in the case of Guarantor to equity interests, including warrants, in PPSI), except Authorized Security Interests;

(j)           an updated Schedule 4.3 to the Loan Agreement, together with landlord consent and waivers, to the extent not previously furnished to Bank, for each Collateral location not owned by Borrower;

(k)           a borrowing base report in the form of Exhibit D attached hereto (and utilizing the revised standard costs for Inventory), duly executed by Borrower; provided that the Bank agrees that such borrowing base report may be furnished to Bank on May 3, 2010 showing the calculations as of April 30, 2010;

(l)           evidence of insurance coverage as required by the Loan Documents;

(m)          copies, certified by a duly authorized representative of Borrower, PPSI, Merger Sub and JEMHI, to be true and correct and in full force and effect on the date hereof, of (i) the charter documents of such entity; (ii) resolutions of such entity authorizing the issuance, execution and delivery of the Loan Documents to which such entity is a party; and (iii) a statement containing the names and titles of the representatives of such entity authorized to sign such Loan Documents, together with true signatures of such persons; and

(n)           such other documents as Bank may reasonably request; and all proceedings taken in connection with the transactions contemplated by this Amendment, and all instruments, authorizations and other documents applicable thereto, shall be reasonably satisfactory to Bank.

4.           Limited Waiver.  Bank hereby waives any Events of Default existing under the Loan Agreement as of the date hereof; provided that such waiver does not in any way extend to Borrower's compliance with the Loan Agreement, as amended hereby, after the date of this Amendment.  Borrower further agrees that nothing contained herein shall impair the right of Bank to require strict performance by Borrower of the Loan Agreement.

5.           Representations and Warranties.  Borrower represents and warrants to Bank that:

(a)           The execution and delivery of this Amendment and the other Loan Documents referenced herein is within its corporate power, has been duly authorized by proper corporate action on the part of Borrower, is not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the charter documents of Borrower or the terms of any agreement, restriction or undertaking to which Borrower is a party or by which it is bound, and do not require the approval or consent of any governmental body, agency or authority or any other person or entity; and

(b)           The representations and warranties of Borrower contained in the Loan Documents are true and correct in all material respects as of the date of this Amendment (except to the extent that such representations and warranties specifically refer only to another date).

6.           Costs and Expenses.  Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses paid or incurred by Bank in connection with the negotiation, preparation, execution and delivery of this Amendment and all documents, instruments and agreements related hereto and thereto, including the reasonable fees and expenses of Bank's counsel.

7.           Full Force and Effect.  The Loan Agreement, except as otherwise expressly amended hereby, remains in full force and effect.

8.           Execution in Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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9.           Facsimile Signatures.  Facsimile copies of any party's signature hereto shall be deemed effective execution of this Amendment by such party.

JEFFERSON ELECTRIC, INC.

BY	/s/ Thomas Klink
	Its	President

JOHNSON BANK

BY	/s/ Robert Spitzer
Its